Exhibit (e)(3)

EXECUTIVE OFFICERS

(Listed in alphabetical order)

Our executive officers, in addition to Parker Kennedy and Anand Nallathambi are listed below:

Evan Barnett, 61, president of our multifamily services segment since 2003. Previously, Mr. Barnett held senior management positions with Omni International Corporation and related entities, including positions as CFO and Executive Vice President. Prior to his tenure with Omni International, he was employed as a certified public accountant with Grant Thornton LLP. Mr. Barnett served as president of the National Association of Screening Agencies from 2000 to 2003. Mr. Barnett holds agent licensure for property and casualty insurance. He graduated from The American University with a Bachelor of Science degree in accounting and a master’s degree in business administration in financial management.

Bret T. Jardine, 42, was appointed Vice President, Associate General Counsel and Corporate Secretary in October 2008 and has been with the company since 2004, acting as Corporate Secretary since 2006. Prior to joining the company, Mr. Jardine was a partner in the law firm of Zimmet, Unice, Salzman, Heyman and Jardine PA. and has been practicing law for nearly 20 years. Mr. Jardine received his undergraduate degree from the University of Florida and his law degree from Stetson University College of Law.

John Lamson, 58, chief financial officer and executive vice president since 2003. Prior to joining the company, Mr. Lamson served as chief financial officer of First American Real Estate Information Services Inc., a wholly-owned subsidiary of First American, a position he held from September 1997 to June 2003. Prior to joining First American, Mr. Lamson spent over five years as a self-employed consultant. Prior to that, Mr. Lamson served as chief financial officer of a financial institution and as a certified public accountant with Arthur Andersen Co. Mr. Lamson is a member of the American Institute of Certified Public Accountants and holds a Bachelor of Arts degree in business administration from the University of South Florida.

Andrew Macdonald, 45, was appointed senior vice president of corporate development in September 2007 and continues to serve as president of the First Advantage Investigative and Litigation Services segment, a position he has held since January 2005. Mr. Macdonald joined the company in 2002 through the HireCheck, Inc. acquisition of Employee Health Programs, Inc. where he served as president and chief financial officer. Following the acquisition, Mr. Macdonald served as president of First Advantage Occupational Health Services Corp. and then as vice president and corporate development officer for First Advantage. He is a member of the Oxford College Board of Counselors. Mr. Macdonald received his Bachelor of Arts degree in business administration from Emory University.

Todd Mavis, 47, joined the company as executive vice president-operations on August 1, 2007. Prior to joining the company, Mr. Mavis served as president and chief executive officer of Danka Business Systems from April 2004 to March 2006, having joined Danka Business Systems in 2001. From 1997 to 2001, Mr. Mavis was executive vice president of Mitchell International, a leading information provider and software developer for insurance and related industries. From 1996 to 1997, Mr. Mavis was senior vice president—worldwide sales and marketing of Checkmate Electronics, Inc. Mr. Mavis holds a Bachelor of Arts degree in marketing and administration from the University of Oklahoma and a masters degree in business administration from San Diego State University.

Akshaya Mehta, 49, has been the executive vice president-corporate infrastructure since August 2007. From 2003 to August 2007, Mr. Mehta served the company as chief operating officer and executive vice president. Previously, Mr. Mehta served as executive vice president and chief operating officer of American Driving Records, Inc., a wholly-owned subsidiary of ours. Mr. Mehta has over 15 years of management experience and over 20 years of technology development expertise. Prior to joining American Driving Records, Inc. in 1999, Mr. Mehta served as division vice president of product development at Automatic Data Processing, Inc., vice president of development at Security Pacific Bank, and Deputy Head of Development at UBS London. Mr. Mehta earned a masters degree in computer science at the Imperial College of the University of London after obtaining a Bachelor of Science degree in physics and medical physics from Queen Elizabeth College of the University of London.

Thomas Milligan, 53, was appointed Vice President and Corporate Treasurer in 2003. He previously served as Treasurer of First American Real Estate Information Services, Inc. which he joined in January 1998. Among other duties, Mr. Milligan manages the corporate treasury function, and other financial management, planning and related analysis for the company. Prior to 1998, Mr. Milligan was Director of Finance for IMC Mortgage Company. Before joining IMC, he provided acquisition financing with Household Commercial Finance and worked in the Chicago office of Deloitte & Touche. Mr. Milligan received his undergraduate business degree from the University of Florida and an MBA from Keller Graduate School of Management. He is also a Certified Public Accountant.

Lisa Steinbach, 45, was appointed Vice President and Corporate Controller in 2003. Prior to joining the company, Ms. Steinbach was Controller of First American Real Estate Information Services Inc., a position she held since joining the company in 1997. Other prior experience includes over 12 years of increasing responsibility with certified public accountants Cherry Bekaert and Holland, Alfa Romeo Distributors of North America, and Eckerd Corporation. Ms. Steinbach is a certified public accountant in Florida and received her Accounting degree from Florida State University.